CERTIFICATE OF QUALIFIED PERSON

As an author of the report entitled "New Afton 43-101 Independent Technical Report" dated April, 2007, as revised June, 2007 (the "Technical Report"), I, Mike Thomas, do hereby certify that:

1.

I am employed as Principal Mining Consultant by:

AMC Consultants Pty Ltd
Level 12,179 North Quay, Brisbane, Queensland, 4000, Australia

2.

I graduated with a Higher National Diploma (Mining) from Glamorgan Polytechnic (UK) in 1973.

3.

I am a Member of the Australasian Institute of Mining & Metallurgy, and a Chartered Professional.

4.

I have worked as a Mining Engineer for more than 35 years since my graduation from undergraduate university.

5.

I have read the definition of "Qualified Person" set out in National Instrument 43- 101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101.

6.

I am responsible for the preparation of Section 3.4, 19.10, 21.4, 22.2, 25.1 .11 - 25.1.18 of the Technical Report, and information relating to areas of responsibility in Sections 25.6 to 25.7 of the Technical Report. I visited the New Afton project site and exploration decline in January and July 2006 to familiarise myself with the project site.

7.

As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

8.

I am independent of New Gold Inc, applying all the tests in section 1.5 of NI 43- 101.

9.

I have read NI 43-101 and Form 43-101 FI, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this day of  April 14 2009.

/s/ Mike Thomas
Mike Thomas, MAuslMM(CP)